Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-104493

                                                           Prospectus Supplement
                                            (to Prospectus dated April 24, 2003)

                            LNR PROPERTY CORPORATION

         5.5% Contingent Convertible Senior Subordinated Notes Due 2023

This Prospectus Supplement supplements the Prospectus dated April 24, 2003 relating to $235,000,000 aggregate principal amount of our 5.5% Contingent Convertible Senior Subordinated Notes Due 2023 and the shares of our common stock into which those Notes are convertible.

The following are the Selling Securityholders at the date of this Prospectus Supplement. We obtained the information about Notes beneficially owned and that may be offered by the Prospectus, and about shares of Common Stock beneficially owned, from the individual Selling Securityholders. We have not attempted to verify that information.

                                                      Principal Amount of Notes
                                                     Beneficially Owned and That        Number of Shares of
                                                       May Be Offered by this                Common Stock
            Selling Securityholder                           Prospectus                Beneficially Owned(1)
------------------------------------------------     ---------------------------       ---------------------
Innovest Finanzdienstle                                      $1,500,000                         33,127
S.A.C. Capital Associates, LLC                               $2,000,000                         44,169
BNP Paribas Equity Strategies, SNC                          $11,571,000                        255,543
CooperNeff Convertible Strategies (Cayman)
   Master Fund, LP                                           $7,917,000                        174,845
Context Convertible Arbitrage Offshore Ltd.                    $415,000                          9,165
Context Convertible Arbitrage Fund, LP                         $665,000                         14,686
Arkansas PERS                                                  $385,000                          8,502
ICI American Holdings Trust                                    $125,000                          2,760
Zeneca Holdings Trust                                          $135,000                          2,981
Delaware PERS                                                  $540,000                         11,925
Syngenta AG                                                     $90,000                          1,987
Prudential Insurance Co of America                              $35,000                            772
Boilermakers Blacksmith Pension Trust                          $500,000                         11,042
State of Oregon/Equity                                       $1,700,000                         37,544
Duke Endowment                                                  $95,000                          2,098
Louisiana CCRF                                                  $70,000                          1,545
Delta Airlines Master Trust                                    $225,000                          4,969
Froley Revy Investment Convertible Security
   Fund                                                         $55,000                          1,214
Sturgeon Limited                                             $1,512,000                         33,392
JP Morgan Securities Inc.                                   $12,750,000                        281,581

                                                      Principal Amount of Notes
                                                     Beneficially Owned and That        Number of Shares of
                                                       May Be Offered by this                Common Stock
            Selling Securityholder                           Prospectus                Beneficially Owned(1)
------------------------------------------------     ---------------------------       ---------------------
Akela Capital Master Fund, Ltd.                              $5,000,000                        110,424
Laurel Ridge Capital LP                                      $1,000,000                         22,084
Alpine Associates                                            $9,700,000                        214,222
Alpine Partners, L.P.                                        $1,300,000                         28,710
Tribeca Investments L.T.D.                                   $2,000,000                         44,169
Grace Convertible Arbitrage Fund, Ltd.                       $5,000,000                        110,424
LLT Limited                                                    $156,000                          3,445
Wachovia Securities Inc.                                     $8,500,000                        187,720
Common Fund Event Driven Co, Ltd. c/o Levco                     $65,000                          1,435
Levco Alternative Fund Ltd.                                  $2,197,000                         48,520
Citi JL Ltd.                                                    $87,000                          1,921
Lyxor/JLC Fund Ltd.                                            $167,000                          3,688
Purchase Associates, L.P.                                      $484,000                         10,689
Highbridge International LLC                                $33,000,000                        728,798
Forest Fulcrum Fund LLP                                        $404,000                          8,922
BGI Global Investors c/o Forest Investment
   Management LLC                                              $168,000                          3,710
Forest Multi-Strategy Master Fund SFC, on
   behalf of Series F, Multi-Strategy
   Segregated Portfolio                                        $204,000                          4,505
Zurich Master Hedge Fund c/o Forest Investment
   Management LLC                                              $260,000                          5,742
Forest Global Convertible Fund Series A-5                    $1,896,000                         41,872
Lyxor Master Fund c/o Forest Investment
   Management LLC                                              $632,000                         13,957
Relay 11 Holdings c/o Forest Investment
   Management LLC                                               $80,000                          1,766
RBC Alternative Assets LP c/o Forest
   Investment Management LLC                                   $160,000                          3,533
RBC Alternative Assets LP                                      $500,000                         11,042
Sphinx Convertible Arbitrage c/o Forest
   Investment Management LLC                                    $40,000                            883
Banc of America Securities LLC                               $3,750,000                         82,818
Sunrise Partners Limited Partnership                        $13,875,000                        306,426
Man Convertible Bond Master Fund, Ltd.                       $3,622,000                         79,991
St. Thomas Trading, Ltd.                                    $10,378,000                        229,196
Arbitex Master Fund L.P.                                     $3,000,000                         66,254
Thomas Weisel Partners                                         $350,000                          7,729

                                                      Principal Amount of Notes
                                                     Beneficially Owned and That        Number of Shares of
                                                       May Be Offered by this                Common Stock
            Selling Securityholder                           Prospectus                Beneficially Owned(1)
------------------------------------------------     ---------------------------       ---------------------
Deutsche Bank Securities Inc.                                $2,395,000                         52,893
DBAG Tewksbury Capital                                         $250,000                          5,521
Zurich Institutional Benchmarks Master Fund LTD              $2,050,000                         45,273
Zazove Income Fund L.P.                                      $2,850,000                         62,941
Zazove Hedged Convertible Fund L.P.                          $2,850,000                         62,941
Zazove Convertible Arbitrage Fund L.P.                       $3,550,000                         78,401
HFR CA Select Fund                                           $1,050,000                         23,189
San Diego County Employees Retirement
   Association                                               $1,650,000                         36,439
Sage Capital                                                 $5,500,000                        121,466
                                                           $172,405,000                      3,807,506
                                                           ------------                      ---------

(1) Including the shares the selling securityholder would acquire if the selling securityholder converted all its Notes.

June 3, 2003